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Sub-Item 77M: Mergers

A special meeting
(Meeting) of the
shareholders of
Federated GNMA
Trust (Trust) was held at
4000 Ericsson
Drive, Warrendale,
Pennsylvania,
15086 on January 6,
2015.

At the Meeting,
shareholders approved
an Agreement and Plan
of
Reorganization between
the Trust and
Federated Government
Income Fund
(?FGIT?) whereby FGIT
would
acquire all of the assets
of the Trust in
exchange for shares of
FGIT to be
distributed pro rata by
the Trust to its
shareholders in complete
liquidation
and termination of the
Trust
(Reorganization).  As a
result, effective
January 23, 2015, each
shareholder of
Institutional Shares of
the Trust
became shareholders of
Institutional
Shares of FGIT and each
shareholder
of Service Shares of the
Trust became
shareholders of Service
Shares of
FGIT with each
shareholder having a
total net asset value
equal to the total
net asset value of his or
her holdings in
the Trust.

The Board of Trustees, at
its meeting
on August 15, 2014,
unanimously
voted to approve the
Reorganization.

The Agreement and Plan
of
Reorganization for this
Reorganization
is hereby incorporated by
reference
from the definitive Proxy
Statement
filed with the SEC on
November 19,
2014.

Form N-8f, an Application
for
Deregistration of
Investment
Companies will be filed
with the SEC
on behalf of the Trust on
or about
August 2015.